Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 4 DATED JUNE 24, 2024
TO THE PROSPECTUS DATED APRIL 16, 2024

This document supplements, and should be read in conjunction with, our prospectus dated April 16, 2024, as supplemented by Supplement No. 1 dated May 2, 2024, Supplement No. 2 dated May 17, 2024 and Supplement No. 3 dated June 4, 2024. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to:

•Disclose revisions to our share redemption plan, which take effect on July 1, 202; and
•Disclose updates to the risk factors in our prospectus.

Share Redemption Plan

As described in our prospectus, as of January 4, 2024, we had received redemption requests that exceeded the quarterly volume limitation for our share redemption plan for the quarter ended March 31, 2024, and therefore the per stockholder allocation, as described in our prospectus, applies to all redemption requests received during the quarter ending June 30, 2024. Commencing on July 1, 2024, we have revised our share redemption plan as set forth in the disclosure below. Until July 1, 2024, the current disclosures in the prospectus related to our share redemption plan, including the per stockholder allocation, shall continue to apply to redemption requests received by our company and the revisions to our share redemption plan described below will not apply to any redemption requests received prior to July 1, 2024.

The description of our share redemption plan under the section entitled "Share Purchases and Redemptions—Redeeming Shares" beginning on page 217 of our prospectus, and any related disclosure regarding our share redemption plan, is replaced and superseded with the following, effective July 1, 2024.

General

While you should view your investment as long term with limited liquidity, we have adopted a share redemption plan, whereby on a monthly basis, stockholders may request that we redeem all or any portion of their shares. Due to the illiquid nature of investments in real estate, we may not have sufficient liquid resources to fund redemption requests. In addition, we have established limitations on the amount of funds we may use for redemptions during any calendar month and quarter. See “—Redemption Limitations” below. Further, our board of directors has the right to modify or suspend the share redemption plan if it deems such action to be in the best interest of our stockholders.

You may request that we redeem shares of our common stock through your financial advisor, custodian or directly with our transfer agent, as applicable. The procedures relating to the redemption of shares of our common stock are as follows:

•Certain broker-dealers require that their clients process redemptions through their broker-dealer, which may impact the time necessary to process such redemption request, impose more restrictive deadlines than described under our share redemption plan, impact the timing of a stockholder receiving redemption proceeds and require different paperwork or process than described in our share redemption plan. Please contact your broker-dealer first if you want to request the redemption of your shares.

•Under our share redemption plan, to the extent we choose to redeem shares in any particular month we will only redeem shares as of the closing of the last business day of that month (a “Redemption Date”). To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share redemptions will generally be made within three business days of the Redemption Date.

•Redemption requests received and processed by our transfer agent will be effected at a redemption price (the "Redemption Price") equal to the NAV per share for the class of shares requested for redemption as of a date (the "Redemption Pricing Date") which is at least ten business days before the last business day of that month, subject to any short-term trading discounts. After the close of business on the Redemption Pricing Date, and in any event no later than the opening of business on the immediately following business day, we will post the Redemption Price for each class of shares of common stock on our website.

•A stockholder may withdraw his or her redemption request by notifying their financial advisor, their custodian or directly contacting our transfer agent on our toll-free, automated telephone line, (855) 285-0508, as applicable. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time). Our transfer agent must receive any redemption withdrawal requests, regardless of the method submitted, before 4:00 p.m. (Eastern time) on the last business day of the applicable month. For example, if a stockholder notifies their financial advisor or custodian of the desire to withdraw his or her redemption request, the financial advisor or custodian must notify our transfer agent by 4:00 p.m. (Eastern Time) on the last business day of the applicable month in order for such withdrawal to be effective.

•If a redemption request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable month, the redemption request will be executed, if at all, on the next month’s Redemption Date at the Redemption Price applicable to that month and share class (subject to any short-term trading discount), unless such request is timely withdrawn in accordance with the withdrawal procedures described above. Redemption requests received and processed by our transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of redemption requests and notices of withdrawal will be determined by us, in our sole discretion, and such determination shall be final and binding.

•Redemption requests may be made by mail or by contacting your financial intermediary, both subject to certain conditions described in this prospectus. If making a redemption request by contacting your financial intermediary, your financial intermediary may require you to provide certain documentation or information. If making a redemption request by mail to the transfer agent, you must complete and sign a redemption request form, which can be found on our website, www.rreefpropertytrust.com. Written requests should be sent to the transfer agent at the following address:

Investment Processing Department
SS&C GIDS, Inc.
PO Box 219985
Kansas City, MO 64121-9985

Overnight Address:
Investment Processing Department
SS&C GIDS, Inc.
430 W 7th St. Suite 219985
Kansas City, MO 64105
Toll Free Number: (855) 285-0508

•Corporate investors and other non-individual entities must have an appropriate certification on file authorizing redemptions. A signature guarantee may be required.

•Generally, for processed redemptions, redemption proceeds will be paid by check and sent by standard U.S. mail to an address on file with the transfer agent for at least 30 days. Stockholders may request that redemption proceeds be paid via ACH or wire transfer to their banking instructions on file with the transfer agent for at least 30 days. Stockholders may request that redemption proceeds be paid to an address or a bank account not on file with the transfer agent for at least 30 days, however such request will require a medallion signature guarantee on the redemption request form. For qualified and other custodial accounts, redemption proceeds will only be sent to the custodian, unless the custodian approves alternative payment arrangements.

•A medallion signature guarantee will be required in certain circumstances. The medallion signature process protects stockholders by verifying the authenticity of a signature and limiting unauthorized fraudulent transactions. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchanges Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (NYSE MSP). Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. We reserve the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any redemption or transaction request. We may require a medallion signature guarantee if, among other reasons: (1) you wish to have redemption proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than your address of record for the past 30 days; (2) our transfer agent cannot confirm your identity or suspects fraudulent activity; or (3) your custodian requires one.

•If a stockholder has made multiple purchases of shares of our common stock, any redemption request will be processed on a first in/first out basis unless otherwise established on the stockholder's account.

Minimum Account Redemptions

In the event that any stockholder fails to maintain the minimum balance of $500 of shares of our common stock, we may redeem all of the shares held by that stockholder at the Redemption Price in effect on the date we determine that the stockholder has failed to meet the minimum balance, less any short-term trading discounts discussed below. Minimum account redemptions will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in our NAV. Minimum account redemptions are subject to short-term trading discounts to the extent the redeemed shares were purchased within 365 days of redemption.

Sources of Funds for Redemptions

We may, in our advisor’s discretion, after taking the interests of our company as a whole and the interests of our remaining stockholders into consideration, use proceeds from any available sources at our disposal to satisfy redemption requests, subject to the limitation on the amount of funds we may use described below under “—Redemption Limitations.” Potential sources of funding redemptions include, but are not limited to, available cash, proceeds from sales of shares of our common stock, excess cash flow from operations, sales of our liquid investments, incurrence of indebtedness and, if necessary, proceeds from the disposition of properties or real estate-related assets.

In an effort to have adequate cash available to support our share redemption plan, we may reserve borrowing capacity under a line of credit, such as the one we entered into with Wells Fargo. We could then elect to borrow against this line of credit in part to redeem shares presented for redemption during periods when we do not have sufficient proceeds from operating cash flows or the sale of shares in this continuous offering to fund all redemption requests. If we have a line of credit, we would expect that it would afford us borrowing availability to fund redemptions. As our assets increase, however, it may not be commercially feasible or we may not be able to secure a line of credit of that size. Moreover, actual availability may be reduced at any given time if we use borrowings under the line of credit to fund redemptions or for other corporate purposes.

Redemption Limitations

We may determine to redeem fewer shares than have been requested in any particular month to be redeemed under our share redemption plan, or none at all, in our discretion at any time. In addition, the aggregate NAV of all the redemptions of shares of our common stock (based on the Redemption Prices applicable to each Redemption Date, but excluding any short-term trading discounts) will be limited to no more than 2% of our combined NAV per month and no more than 5% of our combined NAV per calendar quarter (in both cases measured using the combined NAV of all classes of shares of our common stock as of the end of the immediately preceding calendar quarter). We have in the past received, and may in the future receive, redemption requests that exceed the limits under our share redemption plan, and we have in the past redeemed less than the full amount of shares requested, resulting in the redemption of shares on a pro rata basis. In particular, prior to the revision of our share redemption plan, effective July 1, 2024, we received share redemption requests in excess of the quarterly volume limitation during the last calendar quarter of 2022, all four calendar quarters of 2023 and the first calendar quarter of 2024.

If the full amount of all shares of our common stock requested to be redeemed as of any given month are not redeemed, due to our volume limitations or lack of readily available funds, shares submitted for redemption during such month will be redeemed on a pro rata basis based on the aggregate NAV of shares requested to be redeemed without regard to share class after we have redeemed all shares for which redemption has been requested due to death or disability. All unsatisfied redemption requests must be resubmitted after the start of the next month, or upon the recommencement of the share redemption plan, as applicable.

In the event that there is a material change in the NAV per share between the Redemption Pricing Date and the Redemption Date, we may decide that the Redemption Price is no longer appropriate. If the Redemption Price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests. The Redemption Price for each month will be available on our website at www.rreefpropertytrust.com and in prospectus supplements filed with the SEC.

Should redemption requests, in our board of directors’ judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on non-redeeming stockholders or the Company as a whole, or should our board of directors otherwise determine that investing our liquid assets in real properties or other investments rather than redeeming our shares is in the best interests of the Company as a whole, our board of directors may determine to redeem fewer shares in any particular month than have been requested to be redeemed (including relative to the 2% monthly limit and 5% quarterly limit under our share redemption plan), or none at all. Further, our board of directors has in the past made exceptions to the limitations in our share redemption plan and may in the future, in certain circumstances, make exceptions to such redemption limitations (or redeem fewer shares than such redemption limitations), or modify or suspend our share redemption plan if, in its reasonable judgment, it deems such action to be in our best interest and the best interest of our stockholders. Material modifications, including any amendment to the 2% monthly or 5% quarterly limitations on redemptions, to and suspensions of the share redemption plan will be promptly disclosed to stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or special or periodic report filed by us. In addition, our board of directors may determine to suspend the share redemption plan due to regulatory changes, changes in law or if we become aware of undisclosed material information that we believe should be publicly disclosed before shares are redeemed. Once the share redemption plan is suspended, our board of directors must affirmatively authorize the recommencement of the plan before stockholder requests will be considered again. The start of a new calendar month will not automatically trigger the recommencement of the share redemption plan. Because our board of directors is not required to authorize the recommencement of the plan within any specified period of time, our board may effectively terminate the plan by suspending it indefinitely. We promptly will provide notice to stockholders of the determination of our board of directors to recommence the share redemption plan following such a suspension.

Redemption of Sponsor Investment

Redemption requests made for shares held by our sponsor, which also serves as our advisor, will only be accepted for any month (i) after all redemption requests from all other stockholders for such month have been accepted for the full amount of their requests and (ii) to the extent that the sponsor's redemptions do not cause redemptions to exceed that month's or quarter’s redemption limit. Redemption requests made for these shares will otherwise be subject to the same limitations as other stockholder redemption requests as described herein.

Short-Term Trading Discounts

There is no minimum holding period for shares of our common stock and stockholders can request that we redeem their shares at any time. However, subject to limited exceptions, purchased shares (excluding shares acquired via our distribution reinvestment plan) that have not been outstanding for at least one year will be redeemed at 98% of the Redemption Price. This short-term trading discount will also generally apply to minimum account redemptions. The short-term trading discount will inure indirectly to the benefit of our remaining stockholders and is intended to offset the trading costs, market impact and other costs associated with short-term trading in our common stock. We may, from time to time, waive the short-term trading discount in the following circumstances (subject to the conditions described below):

•redemptions in which the stockholder agrees to use the proceeds from such redemption to reinvest in shares of another class of our common stock;

•redemptions resulting from death or qualifying disability;

•in the event that a stockholder’s shares are redeemed because the stockholder has failed to maintain the $500 minimum account balance; or

•due to trade or operational error.

As set forth above, we may waive the short-term trading discount in respect of redemption of shares resulting from the death or qualifying disability (as such term is defined in Section 72(m)(7) of the Code) of a stockholder who is a natural person, including shares held by such stockholder through a trust or an IRA or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust or (ii) in the case of qualifying disability, receiving written notice from such stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the stockholder became a stockholder. We must receive the written redemption request within 12 months after the death of the stockholder or the initial determination of the stockholder’s disability in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death or disability of a stockholder. In the case of death, such a written request must be accompanied by a copy of the official death certificate of the stockholder. If spouses are joint registered holders of shares, the request to have the shares redeemed may be made if either of the registered holders dies or acquires a qualified disability. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the short-term trading discount upon death or disability does not apply.

In addition, shares of our common stock may be sold to certain 401(k) plans, 403(b) plans, bank or trust company accounts and accounts of certain financial institutions or intermediaries that do not apply the redemption discount to underlying stockholders, often because of administrative or systems limitations. These shares will be redeemed, and any short-term trading discount will be applied, on a first in-first out basis unless otherwise specified by the stockholder or the stockholder’s representative. For this purpose, shares held for the longest period of time will be treated as being redeemed first and shares held for the shortest period of time as being redeemed last.

Items of Note

When you make a request to have shares redeemed, you should note the following:

•if you are requesting that some but not all of your shares be redeemed, keep your balance above $500 to avoid minimum account redemption, if applicable;

•you will not receive interest on amounts represented by uncashed redemption checks;

•under applicable anti-money laundering regulations and other federal regulations, redemption requests may be suspended, restricted or canceled and the proceeds may be withheld; and

•all shares of our common stock requested to be redeemed must be beneficially owned by the stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the redemption must be authorized to do so by the stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, we may ask the requesting party to provide evidence satisfactory to us that the shares requested for redemption are not subject to any liens or encumbrances. If we determine that a lien exists against the shares, we will not be obligated to redeem any shares subject to the lien.

IRS regulations require us to determine and disclose on Form 1099-B the adjusted cost basis for shares of our stock sold or redeemed. Although there are several available methods for determining the adjusted cost basis, unless you elect otherwise, which you may do by checking the appropriate box on the subscription agreement at the time that you purchase shares or calling our customer service number at (855) 285-0508, we will utilize the first-in-first-out method.

Updates to Risk Factors

On our prospectus cover page, the risk factor in the third bullet is replaced in entirety with the following:

•Since there is no public trading market for shares of our common stock, redemption of shares by us will likely be the only way to dispose of your shares. Our share redemption plan provides stockholders with the opportunity to redeem their shares, but we are not obligated to redeem any shares and may choose to redeem only some, or even none, of the shares that have been requested to be redeemed in any particular month in our discretion. In addition, redemptions are subject to available liquidity and other significant restrictions that have in the past been, and may in the future be, exceeded, resulting in our redemption of shares on a pro rata basis. Further, our board of directors may modify or suspend our share redemption plan if it deems such action to be in the best interest of our stockholders. As a result, our shares should be considered as having only limited liquidity and at times may be illiquid.

Under "Risk Factor Summary—Risks Related to an Investment in Our Shares" on page 2 of our prospectus, the third bullet is replaced in entirety with the following:

•Our ability to redeem shares may be limited, and our board of directors may modify or suspend our redemption plan at any time. Since December 2022, we have consistently received share redemption requests in excess of our quarterly volume limitation, and we may continue to receive redemption requests in excess of our monthly and/or quarterly volume limitation in the future.

Under "Risk Factors—Risks Related to an Investment in Our Shares," the third risk factor on page 36 of our prospectus and the fourth risk factor beginning on page 36 of our prospectus are replaced in entirety with the following:

There is no public trading market for shares of our common stock; therefore, your ability to dispose of your shares will likely be limited to redemption by us. If you do sell your shares to us, you may receive less than the price you paid.

There is no current public trading market for shares of our common stock, and we do not expect that such a market will ever develop. Therefore, redemption of shares by us will likely be the only way for you to dispose of your shares and such redemptions are limited by the share redemption plan. The redemption price for your shares is not based on the price at which you initially purchased your shares. Subject to limited exceptions, purchased shares (excluding shares acquired via our distribution reinvestment plan) redeemed within 365 days of their purchase date will be subject to a short-term trading discount equal to 2% of the gross proceeds otherwise payable with respect to such purchased shares which are being redeemed. As a result, you may receive less than the price you paid for your shares when you sell them to us pursuant to our share redemption plan. See “Share Purchases and Redemptions—Redeeming Shares—Short-Term Trading Discounts.”

In addition, we may redeem your shares if you fail to maintain a minimum balance of $500 in shares, even if your failure to meet the minimum balance is caused solely by a decline in our NAV. Shares redeemed for this reason are subject to the short-term trading discount of 2% if redeemed within 365 days of their purchase date. See “Share Purchases and Redemptions—Redeeming Shares—Minimum Account Redemptions.”

Our ability to redeem your shares may be limited, and our board of directors may modify or suspend our share redemption plan at any time.

The total amount of shares that we will redeem in any month will be limited to common stock of all classes of shares whose aggregate value (based on the redemption price per share on the date of the redemption) is equal to 2% of our combined NAV for all classes of stock as of the last day of the previous calendar quarter and, in any calendar quarter, 5% of our combined NAV for all classes of stock as of the last day of the previous calendar quarter. For the avoidance of doubt, both of these limits are assessed each month in a calendar quarter. Since December 2022, we have consistently received share redemption requests during each quarter in excess of 5% of our NAV, and we may in the future receive redemption requests in excess of the monthly and quarterly volume limitation. Further, our board of directors has in the past made changes to the limitations in our share redemption plan and may in the future, in certain circumstances, make changes to such redemption limitations (or repurchase fewer shares than such redemption limitations), or modify or suspend our share redemption plan if, in its reasonable judgment, it deems such action to be in our best interest and the best interest of our stockholders. If the full amount of all shares of our common stock requested to be redeemed as of any given month are not redeemed, shares submitted for redemption during such month will be redeemed on a pro rata basis. All unsatisfied redemption requests must be resubmitted after the start of the next month.

The majority of our assets consists of properties which cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition. Therefore, we may not always have a sufficient amount of cash to immediately satisfy redemption requests. Should redemption requests, in the business judgment of our board of directors, place an undue burden on our liquidity, adversely affect our investment operations or pose a risk of having a material adverse impact on non-redeeming stockholders, then our board of directors may determine to repurchase fewer shares than have been requested to be repurchased (including relative to the 2% monthly limit and 5% quarterly limit under our share redemption plan), or none at all. In addition, our board may modify or suspend our share redemption plan if, in its reasonable judgment, it deems such action to be in our best interest and the best interest of our stockholders. Upon suspension of our share redemption plan, the board of directors must affirmatively authorize the recommencement of the plan before stockholder requests will be considered again. Because our board of directors is not required to authorize the recommencement of the share redemption plan within any specified period of time, our board may effectively terminate the plan by suspending it indefinitely. As a result, your ability to have your shares redeemed by us may be limited and at times you may not be able to liquidate your investment. For more information see “Share Purchases and Redemptions—Redeeming Shares—Redemption Limitations.”

Under "Risk Factors—Risks Related to an Investment in Our Shares," the last risk factor on page 40 of our prospectus and the first risk factor on page 41 of our prospectus are replaced in entirety with the following:

NAV calculations are not governed by governmental or independent securities, financial or accounting rules or standards.

The method for calculating our NAV, including the components used in calculating our NAV, is not prescribed by rules of the SEC or any other regulatory agency. Further, there are no accounting rules or standards that prescribe which components should be used in calculating NAV, and our NAV is not audited by our independent registered public accounting firm. We calculate and publish NAV solely for purposes of establishing the daily price at which we sell shares and the monthly price at which we redeem shares of our common stock, and you should not view our NAV as a measure of our historical or future financial condition or performance. The components and methodology used in calculating our NAV may differ from those used by other companies now or in the future.

In addition, our NAV calculations, to the extent that they incorporate valuations of our assets and liabilities, are not prepared in accordance with GAAP. These valuations, which are based on market values that assume a willing buyer and seller, may differ from liquidation values that could be realized in the event that we were forced to sell assets. You should carefully review the disclosure of our valuation policies and how NAV will be calculated, under “Net Asset Value Calculation and Valuation Guidelines.”

Due to daily fluctuations in our NAV, the price at which your purchase is executed could be higher than our NAV per share at the time you submit your purchase order, and the price at which your redemption is executed could be lower than our NAV per share at the time you submit your redemption request.

The purchase price for shares of our common stock is determined at the end of each business day based on our NAV and is not based on any established trading price. See “Net Asset Value Calculation and Valuation Guidelines.” Each accepted purchase order will be executed at a price equal to our NAV per share for the class of shares being purchased next determined after the purchase order is received in proper form and processed, plus, for certain classes of shares, up-front selling commissions and dealer manager fees. For example, if a purchase order is received and processed on a business day and before the close of business (4:00 p.m. Eastern time) on that day, the purchase order will be executed at a purchase price equal to our NAV per share for the class of shares being purchased as determined after the close of business on that day, plus any applicable up-front selling commissions and dealer manager fees. If a purchase order is received and processed on a business day, but after the close of business on that day, the purchase order will be executed at a purchase price equal to our NAV per share for the class of shares being purchased as determined after the close of business on the next business day, plus any applicable up-front selling commissions and dealer manager fees. See “Share Purchases and Redemptions—Buying Shares.” As a result of this process, you will not know the purchase price at the time you submit your purchase order. The purchase price per share at which your purchase order is executed could be higher than the NAV per share on the date you submitted your purchase order.

The redemption price for shares of our common stock for a given month is determined at the end of a business day which is at least 10 business days prior to the last business day of such month. Received and processed redemption requests will be effected at the redemption price for the class of shares being redeemed (subject to a 2% short-term trading discount for purchased shares, excluding shares acquired via our distribution reinvestment plan, held less than 365 days from their purchase date). See “Share Purchases and Redemptions—Redeeming Shares—General.” As a result of this process, you may not know the redemption price at the time you submit your redemption request. The redemption price per share at which your redemption request is executed could be lower than the NAV per share on the date you submitted your redemption request and it could be lower than the NAV per share on the date your redemption request is transacted.

The first risk factor appearing under "Risk Factors—General Risk Factors" beginning on page 62 of our prospectus is replaced in entirety with the following:

Economic events that may cause our stockholders to request that we redeem their shares, or that may reduce our ability to raise capital, may materially adversely affect our cash flow and our ability to achieve our investment objectives.

Economic events affecting the U.S. economy, such as the negative performance of the investment real estate sector and the turbulence in the stock markets related to pandemics, inflation, higher interest rates or global or national events that are beyond our control (including wars, terrorist acts or security operations, such as the conflicts between Russia and Ukraine and between Israel and Hamas), could cause our stockholders to seek to sell their shares to us pursuant to our share redemption plan. The total amount of redemptions in any month will be limited to common stock of all classes whose aggregate value (based on the redemption price per share on the date of the redemption) is equal to 2% of our combined NAV for all classes of stock as of the last day of the previous calendar quarter and in any calendar quarter, 5% of our combined NAV for all classes of stock as of the last day of the previous calendar quarter. Since December 2022, we have consistently received share redemption requests during each quarter in excess of 5% of our NAV, and we may in the future continue to receive share redemption requests in excess of the monthly and quarterly volume limitation. Further, our board of directors has in the past made changes to the limitations in our share redemption plan and may in the future, in certain circumstances, make changes to such redemption limitations (or repurchase fewer shares than such redemption limitations), or modify or suspend our share redemption plan if, in its reasonable judgment, it deems such action to be in our best interest and the best interest of our stockholders. Even if we decide to satisfy all resulting redemption requests, our cash flow and liquidity could be materially adversely affected, and we may incur additional leverage. In addition, if we determine to sell valuable assets to satisfy redemption requests, our ability to achieve our investment objectives, including, without limitation, diversification of our portfolio by property type and location, moderate financial leverage, conservative operating risk and an attractive and reasonably stable level of current income, could be materially adversely affected.

Similarly, such economic events may reduce our ability to raise sufficient capital for investment, or to fund our ongoing operations.